EXHIBIT 99.1

Pain Therapeutics Reports Q1 2013 Financial Results

AUSTIN, Texas, April 24, 2013 (GLOBE NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq:PTIE) today reported financial results for the quarter ended March 31, 2013. Net loss for Q1 2013 was $408,000, or $0.01 per share in Q1 2013, compared to a net profit of $30,000, or $0.00 per share in Q1 2012.

Cash and investments were $54.4 million at March 31, 2013. We continue to expect net cash usage for the first half of 2013 to be under $5.0 million. We have no debt.

"Pfizer met with the FDA on March 28, 2013, to discuss REMOXY," said Remi Barbier, Chairman, President & CEO. "Shortly, we expect to receive written information from Pfizer regarding the outcome of this meeting. I expect this information may guide a timetable for the future of REMOXY."

Q1 2013 Financial Detail

  Research and development expenses decreased to $1.2 million in Q1 2013 from $1.6 million in Q1 2012, primarily due to reduced headcount. Non-cash stock related research and development expenses decreased to $0.3 million in Q1 2013 from $0.5 million in Q1 2012.
  General and administrative expenses decreased to $1.2 million in Q1 2013 from $1.5 million in Q1 2012, primarily due to reduced operating costs. Non-cash stock related general and administrative expenses were $0.4 million in both Q1 2013 and Q1 2012.

About REMOXY

Our lead drug candidate is called REMOXY® (oxycodone) Extended-Release Capsules CII. REMOXY is an investigational drug with a unique, controlled release formulation of oxycodone for patients with moderate-to-severe chronic pain. REMOXY is designed to discourage common methods of tampering associated with prescription drug misuse and abuse.

  Pfizer, Inc. (NYSE:PFE) is our exclusive, worldwide commercial partner for REMOXY and three other abuse-resistant prescription pain medications (except in Australia/New Zealand).
  REMOXY received a Complete Response Letter in December 2008 and in June 2011. Pfizer has sole responsibility for addressing the concerns described in the FDA's Complete Response Letter, at its own expense.
  Since 2011, Pfizer has conducted complex investigations on REMOXY, including several pilot pharmacokinetic studies to assess modifications to the REMOXY formulation. Based on Pfizer's extensive understanding of REMOXY, we believe they have developed proposals to address all of the concerns outlined in the June 2011 Complete Response Letter. Pfizer met with the FDA in March to discuss these proposals. We have not yet received minutes of Pfizer's recent meeting with the FDA.

REMOXY Deal Economics

  To date, we have received total cash payments of $185.0 million in program fees and milestone payments under our strategic alliance with Pfizer.
  We are also eligible to receive from Pfizer up to an additional $120.0 million in clinical/regulatory milestone payments, including a $15.0 million payment upon FDA approval of REMOXY.
  Upon the commercial launch of REMOXY, we will receive from Pfizer a royalty of 20% of net sales in the United States, except as to the first $1.0 billion in cumulative net sales, which royalty is set at 15%. Outside the United States, the royalty rate is 10%.
  We will also receive from Pfizer a supplemental royalty fee payment of 6.0% to 11.5% of net sales, depending on the range of total dollar sales in each year. This supplemental payment is equal to the full amount of our financial obligations to Durect Corporation (Nasdaq:DRRX), our exclusive supplier of certain excipients in REMOXY.
  Our development expenses for REMOXY and three other abuse-resistant pain medications that are in various stages of development, including hydrocodone, hydromorphone and oxymorphone, are reimbursed by Pfizer.
  Pain Therapeutics retains commercial rights to REMOXY and three other abuse-resistant drug candidates in Australia/New Zealand. We have not yet announced a market entry strategy for these territories.

About Pain Therapeutics, Inc.

Pain Therapeutics, Inc. is a biopharmaceutical company that develops novel drugs. The FDA has not approved any of our drug candidates for commercial sale. For more information, please visit www.paintrials.com.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to receipt of feedback from Pfizer about its meeting with the FDA regarding REMOXY; the expected benefits and uses of such feedback; the potential for Pfizer to address the issues outlined in the June 2011 Complete Response Letter to the REMOXY NDA; the company's projected cash requirements for the first half of 2013; potential future milestone payments and royalties based on revenue from REMOXY; the potential development of other abuse-resistant drug candidates; and funding obligations of Pfizer. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in obtaining regulatory approval of REMOXY and in development, testing and pursuit of regulatory approval of our other drug candidates; unexpected adverse side effects or inadequate therapeutic efficacy of our drug candidates; difficulties or delays in commercialization efforts with respect to our products, if any are approved for marketing, or failure of such products to gain market acceptance; the uncertainty of patent protection for our intellectual property or trade secrets; unanticipated additional research and development, litigation and other costs; the timing and receipt of funds from Pfizer; potential diversion of resources from the pursuit of development and commercialization of drug candidates subject to our strategic alliance with Pfizer; and the potential for abuse-resistant pain medications or other competing products or therapies to be developed by competitors and potential competitors or others. For further information regarding these and other risks related to the Company's business, investors should consult the Company's filings with the Securities and Exchange Commission.

– Financial Tables Follow –

PAIN THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenue
Program fee revenue	$ 1,958	$ 2,724
Collaboration revenue	--	249
Total revenue	1,958	2,973
Operating expenses
Research and development	1,183	1,609
General and administrative	1,218	1,512
Total operating expenses	2,401	3,121
Operating loss	(443)	(148)
Interest income	35	178
Net income (loss)	$ (408)	$ 30
Net income (loss) per share, basic and diluted	$ (0.01)	$ 0.00
Weighted-average shares used in computing net income (loss) per share
Basic	44,932	44,732
Diluted	44,932	44,756

CONDENSED BALANCE SHEETS
(in thousands)
	March 31, 2013	December 31, 2012(1)
	(Unaudited)
Assets
Current assets
Cash, cash equivalents and marketable securities	$ 54,391	$ 56,254
Other current assets	127	253
Total current assets	54,518	56,507
Non-current assets
Other assets	352	352
Total assets	$ 54,870	$ 56,859
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued development expenses	$ 748	$ 1,290
Deferred program fee revenue - current portion	7,832	7,832
Other accrued liabilities	1,114	877
Total current liabilities	9,694	9,999
Non-current liabilities
Deferred program fee revenue - non-current portion	31,329	33,287
Other liabilities	437	437
Total liabilities	41,460	43,723
Stockholders' equity
Common Stock and additional paid-in-capital	149,468	148,783
Accumulated other comprehensive income	1	4
Accumulated deficit	(136,059)	(135,651)
Total stockholders' equity	13,410	13,136
Total liabilities and stockholders' equity	$ 54,870	$ 56,859

(1) Derived from the Company's annual financial statements as of December 31, 2012, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.
CONTACT: Peter S. Roddy
         Vice President and Chief Financial Officer
         Pain Therapeutics, Inc.
         proddy@paintrials.com
         (512) 501-2450